Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment to the Registration Statement on Form N-1A of our reports dated December 22, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2015 Annual Reports to Shareholders of Virtus Alternative Solutions Trust, which are also incorporated by reference into the amendment to the Registration Statement.   We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, "Independent Registered Public Accounting Firm", "Financial Statements" and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 1, 2016